Exhibit 99.1

DATE:	December 8, 2008
CONTACT:	John P. Graham, Chief Financial Officer (630) 845-4500,
Tracy H. Krumme, Vice President, Investor Relations (203) 425-9830

FUEL TECH SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
ADVANCED COMBUSTION TECHNOLOGY, INC.
—Provides Significant Presence in Combustion Modification Market —
          WARRENVILLE, Ill., Dec. 8, 2008 – Fuel Tech, Inc. (NASDAQ: FTEK) today announced it has reached a definitive agreement to acquire substantially all of the assets of Advanced Combustion Technology, Inc. (ACT), a leading provider of nitrogen oxide (NOx) control systems, including low NOx burners and over-fire air systems, for approximately $22 million in cash plus performance-based contingent payments. The acquisition, which is expected to close in early January 2009, is subject to customary closing conditions and will be funded primarily with cash on hand.
          Located in Hooksett, New Hampshire, ACT is an industry leader in NOx control, offering a wide array of products and services to operators of utility and large industrial boilers. With its substantial knowledge of combustion and NOx formation processes, ACT is in the forefront of designing, engineering and installing highly efficient, cost-effective systems for combustion modification and post-combustion NOx control.
          Combustion modification reduces the formation of NOx by altering the combustion process, typically by upgrading existing burners to low NOx burners; replacing existing low NOx burners with new ultra low NOx burners; and/or installing overfire air (OFA) systems. Low NOx burners reduce NOx formation by utilizing fuel and air to stage combustion inside the furnace. OFA systems further reduce NOx formation by diverting air from the burner zone to the upper furnace for enhanced combustion staging. Depending on the NOx reduction levels being sought, these approaches can be used either on a stand-alone basis or in combination with post-combustion NOx control techniques, such as ACT’s urea-based High Energy Reagent Technology (HERT) system or Fuel Tech’s NOxOUT® SNCR and NOxOUT CASCADE® systems. The ability to layer these complementary technologies can yield overall NOx reductions as high as 85%.
          ACT enjoys an extensive customer base, principally in the United States, with systems installed on over 70 units burning a variety of fuels, including coal, fuel oil and natural gas. In addition to system installations, ACT provides combustion optimization services, including: airflow testing, to improve burner stability and combustion efficiency; coal flow testing, to ensure optimal coal mill settings and uniform coal flow to the burners; and boiler tuning and consulting services.

          ACT employs 14 individuals and had 2007 revenues of approximately $21 million. As of December 1, 2008, ACT’s order backlog was approximately $11 million.
          John F. Norris Jr., President and Chief Executive Officer, commented, “For several years, one of Fuel Tech’s key strategic objectives has been the establishment of a meaningful presence in the combustion modification market, so we are truly pleased to be announcing a definitive agreement to acquire substantially all of the assets of Advanced Combustion Technology. As one of the acknowledged leaders in the field of combustion modification, ACT provides the requisite experience and know-how to extend Fuel Tech’s NOx reduction expertise into the furnace’s burner region, a capability we have long sought. In addition, ACT’s strong domestic customer base should offer new opportunities for marketing Fuel Tech’s full suite of technologies.”
          Mr. Norris continued, “ACT not only provides Fuel Tech with an immediate presence in the fast-growing combustion modification market, but also broadens our product portfolio with a total technical solution for NOx control, from the burner to the stack. Equally important, this acquisition will provide a natural conduit for potential follow-on business from those clients requiring deeper emission reductions that can only be satisfied with post-combustion NOx controls. Our customers should particularly benefit from the added flexibility afforded by ACT’s HERT system, which will complement Fuel Tech’s suite of post-combustion technical solutions based on our NOxOUT® technologies.”
          Peter Marx, President of ACT, stated, “We are excited to be joining an organization with such a stellar reputation as Fuel Tech. With the financial, technical and marketing strengths that Fuel Tech has to offer, particularly in international markets such as China, we believe the potential to grow our businesses is enormous, particularly as the need for cleaner and more cost-efficient fuel combustion takes center stage in global power generation markets.”
          Mr. Norris concluded, “Along with our recently announced acquisition of Tackticks and FlowTack, we believe this transaction will further solidify Fuel Tech’s position as a major presence in the air pollution control market, while serving to enhance long-term shareholder value.”
Conference Call
Fuel Tech will host a conference call this morning at 9:00 AM ET to discuss this release. The call will simultaneously be broadcast over the Internet at www.ftek.com and can be accessed on the Home page under “Quick Links.” The call can also be accessed by dialing 800-299-0433 (domestic) or 617-801-9712 (international) and using the passcode “Fuel Tech.” A replay of the call will be available on the website and can be accessed by dialing 888-286-8010 (domestic) or 617.801.6888 (international) and using the passcode “21602335.” The replay will be available until December 29, 2008.
About Fuel Tech
     Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services.  These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
     The Company’s nitrogen oxide (NOx) reduction technologies include the NOxOUT®, NOxOUT CASCADE®, NOxOUT ULTRA®, Rich Reagent Injection (RRI) and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in post-combustion NOx control systems, with installations on over 450 units worldwide, where coal, municipal waste, biomass, and other fuels are utilized.
     The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and acid plume, as well as the formation of sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx.  This technology, in the form of a customizable FUEL CHEM program, is being applied to over 95 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.  A breakdown of the nature of these customer units is posted on the Company’s website.
     The Company also provides a range of services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
     Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems.  For more information, visit Fuel Tech’s web site at www.ftek.com.
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This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.
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